Exhibit 10.3

Privileged & Confidential

AMENDED AND RESTATED LEAD INVESTOR AGREEMENT

THIS AMENDED AND RESTATED LEAD INVESTOR AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2026 (the “Signing Date”) by and among (i) FF EAI Robotics Ecosystem Inc. (formerly known as AIxCrypto Holdings, Inc., a Delaware corporation (the “Company”); (ii) FF Global Partners LLC, a Delaware limited liability company (“FFGP” or the “Lead Investor”); (iii) Faraday Future Intelligent Electric Inc., a Delaware corporation (“FFAI”); (iv) Yueting Jia, an individual (“YT”); and (v) Jiawei Wang, an individual (“Jerry” and, together with FFAI, YT and FFGP, the “Group Members” and each, a “Group Member”). The Company, the Lead Investor and the other Group Members are collectively referred to herein as the “Parties” and each, a “Party”.

RECITALS

WHEREAS, the Company and FFAI (then trading under the ticker symbol “FFIE”) entered into that certain Lead Investor Agreement, dated as of September 19, 2025 (the “Original Effective Date” and such agreement, the “Original Agreement”), pursuant to which FFAI committed to act as lead investor in a private offering (the “Private Placement”) of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), issued and sold pursuant to the subscription agreements between the Company and each of the purchasers identified in the signature pages thereto (collectively, the “Securities Purchase Agreements”);

WHEREAS, as of the Signing Date, (i) FFAI Beneficially Owns approximately 50.67% of the outstanding Common Stock, (ii) YT and Jerry collectively Beneficially Own approximately 6.67% of the outstanding Common Stock, and (iii) the Group Members collectively Beneficially Own approximately 54.01% of the outstanding Common Stock, in each case as more particularly set forth on Schedule A;

WHEREAS, the Group Members desire to consolidate the exercise of all voting rights attaching to their respective shares of capital stock of the Company in FFGP, and FFAI desires to assign, and FFGP desires to assume, all of FFAI’s rights as “Lead Investor” under the Original Agreement, such that FFGP shall act as the Lead Investor under, and be entitled to exercise all rights of the Lead Investor pursuant to, this Agreement;

WHEREAS, the Board (as defined below), including a majority of the directors of the Company who are disinterested with respect to the transactions contemplated hereby, has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including for purposes of Section 203 of the DGCL;

WHEREAS, concurrently with the execution of this Agreement, the Company and FFAI have entered into that certain Transaction Agreement (the “Transaction Agreement”), regarding the proposed acquisition by the Company of all of the outstanding equity interests of the Target Companies (as defined in the Transaction Agreement), which will hold the robotics business of FFAI (such acquisition, the “Proposed Transaction”), and this Agreement constitutes the “Investor Rights Agreement” contemplated by the Transaction Agreement, and the effectiveness and continued effectiveness of this Agreement are conditioned upon the Proposed Transaction as set forth in Article VIII; and

WHEREAS, the Company and FFAI, together with the other Parties, desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the commitment and investment of FFAI in the Private Placement, and the mutual promises, covenants and agreements of the Parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreements. In addition, the following capitalized terms shall have the respective meanings set forth below:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that the Company and each of its Subsidiaries shall not be deemed to be Affiliates of any Group Member.

“Beneficially Own” (and correlative terms) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, but (i) without regard to the sixty (60) day limitation in Rule 13d-3(d)(1)(i) and (ii) without giving effect to any beneficial ownership limitation, conversion cap, exercise cap, voting blocker or similar restriction contained in the Series B Preferred Stock or any other Common Stock Equivalent.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by Law to close.

“Chairperson” means the chairperson of the Board.

“Common Stock Equivalents” means any securities of the Company or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Organizational Documents” means the certificate of incorporation (including any certificate of designation) and bylaws of the Company, and the charters of each committee of the Board, in each case as amended from time to time.

“Control” (including its correlative meanings, “Controlled” and “Controlling”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Director” means any member of the Board from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, and any national securities exchange (including Nasdaq).

“Group Shares” means, as of any date of determination and calculated on an as-converted basis, the aggregate number of shares of Common Stock (including shares of Common Stock issuable upon conversion, exercise or exchange of any Common Stock Equivalents) (i) Beneficially Owned by any Group Member, or (ii) the voting rights with respect to which (including with respect to the election of Directors) have been granted to the Lead Investor pursuant to Article II or pursuant to any other proxy, power of attorney or voting agreement (including any such grant that is revocable solely on the basis of the fiduciary duties of the grantor or its trustee), in each case without duplication.

“Group Voting Percentage” means, as of any date of determination, (i) the number of Group Shares, divided by (ii) the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion, exercise or exchange of any Common Stock Equivalents included in the Group Shares.

“Independent Director” means a Director who is “independent” as determined solely in accordance with the rules and regulations of (i) the Trading Market and (ii) the SEC.

“Independent Legal Counsel” means a nationally recognized law firm with significant experience in corporate governance applicable to Delaware public companies, and which neither presently is, nor in the thirty-six (36) months prior to such engagement has been, retained to represent the Company, any Group Member or any of their respective Affiliates in any matter material to any such Person. The Independent Legal Counsel shall be selected by the Company, subject to the prior written approval of the Lead Investor (which approval shall not be unreasonably withheld, conditioned or delayed).

“Investor Designee” means each individual whom the Lead Investor has the right to designate (whether for nomination for election or for appointment) to the Board pursuant to Article III, including any Non-Elected Designee and any replacement designee.

“Law” means any statute, law (including common law), treaty, code, ordinance, rule, regulation, injunction, order, judgment, decree, writ, directive, listing standard or other legal requirement of, or any interpretation or administration of any of the foregoing by, any Governmental Authority (including the SEC and Nasdaq).

“Majority Designation Period” has the meaning set forth in Section 3.2(a).

“Minimum Share Amount” means 3,339,270 shares of Common Stock, calculated on an as-converted basis (being equal to 25% of the number of shares of Common Stock Beneficially Owned by FFAI as of the Signing Date), as such number shall be proportionately adjusted solely for any stock split, reverse stock split, stock dividend, combination, reclassification or other similar corporate action occurring after the Signing Date, and shall not otherwise be adjusted for any issuance of securities by the Company.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and are within such Party’s control) necessary and desirable within his, her or its control to cause such result, including (i) promptly calling special meetings of the Board, any committee of the Board and the stockholders of the Company, and recommending that stockholders vote (and soliciting proxies) (x) in favor of the election to the Board of each Investor Designee and (y) in favor of the removal of any Investor Designee in respect of whom the Lead Investor has delivered a removal notice pursuant to Section 3.6, at all stockholder meetings; (ii) causing the Board or any committee of the Board to adopt relevant resolutions; (iii) voting or providing a proxy with respect to shares of Common Stock and other securities of the Company generally entitled to vote in the election of Directors Beneficially Owned by such Party; (iv) causing the adoption of stockholders’ resolutions and amendments to the Company Organizational Documents, including executing written consents in lieu of meetings; (v) executing agreements and instruments; (vi) causing members of the Board (to the extent such members were elected, nominated or designated by the Party obligated to undertake such action) to act in a certain manner or causing them to be removed in the event they do not act in such a manner; and (vii) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the total voting power of the equity interests entitled to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person.

“Total Number of Directors” means the total number of Directors comprising the Board from time to time.

“Trading Day” means a day on which the Trading Market is open for trading.

“Trading Market” means Nasdaq or such other national securities exchange on which the Common Stock is then listed.

“Transfer” means, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security.

Section 1.2 Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term: “Amendment Effective Date” (Section 8.1); “Approval/Disapproval Notice” (Section 3.4(b)); “Closing” (Section 8.1); “Consent Period” (Section 5.1); “Covered Shares” (Section 2.1); “Criteria” (Section 3.4(a)); “Designee Board Expansion” (Section 3.5); “Excluded Issuance” (Section 5.4); “Financing Facilitation Transaction” (Section 3.2(c)); “Grantor” (Section 2.1); “Key Officer” (Section 4.1); “NewCo” (Section 6.3); “Non-Elected Designee” (Section 3.5); “Outside Date” (Section 8.1); “Pre-Notice” (Section 5.2(b)); “Proposed Transaction” (Recitals); “Proxy” (Section 2.1); “Subsequent Financing” (Section 5.2(a)); “Subsequent Financing Notice” (Section 5.2(b)); “Transaction Agreement” (Recitals); and “Top-Up Right” (Section 5.3).

Section 1.3 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive; (b) words in the singular include the plural, and vice versa; (c) the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified; (d) the term “including” is not limiting and means “including without limitation”; and (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

VOTING PROXY

Section 2.1 Grant of Proxy. Each of FFAI, YT and Jerry (each, a “Grantor”) hereby, subject to the last sentence in Section 2.2, irrevocably and unconditionally constitutes and appoints FFGP (and any designee of FFGP, with full power of substitution and resubstitution) as such Grantor’s sole and exclusive proxy and attorney-in-fact (the “Proxy”), for and in the name, place and stead of such Grantor, to exercise all voting, consent and similar rights of such Grantor with respect to all shares of Common Stock, Series B Preferred Stock and any other securities of the Company entitled to vote (including upon conversion, exercise or exchange of any Common Stock Equivalent) that are now or hereafter owned of record or Beneficially Owned by such Grantor or any of its Affiliates (collectively, together with all shares held of record or Beneficially Owned by FFGP, the “Covered Shares”), on any and all matters (including the election and removal of Directors and any amendment to the Company Organizational Documents) that may be submitted to a vote, consent or other approval of the stockholders of the Company, at every annual or special meeting of stockholders (and at every adjournment or postponement thereof) and in every written consent in lieu of a meeting. FFGP shall directly exercise all voting rights attaching to any Covered Shares held of record or Beneficially Owned by FFGP, and all Covered Shares shall be voted by FFGP in its sole discretion. Each Group Member hereby acknowledges that FFGP shall exercise the voting rights of all Covered Shares as the Lead Investor under this Agreement.

Section 2.2 Revocability. Subject to the last sentence of this Section 2.2, each Grantor acknowledges and agrees that the Proxy (a) is given in consideration of the agreements and covenants of the Company and the other Parties set forth in this Agreement, (b) is coupled with an interest sufficient in law to support an irrevocable proxy, and is irrevocable to the fullest extent permitted by Law, including Section 212(e) of the DGCL, for so long as this Agreement remains in effect, and (c) shall survive, and shall not be affected by, the death, incapacity, dissolution, bankruptcy or insolvency of such Grantor and shall be binding upon the heirs, personal representatives, successors and assigns of such Grantor. Each Grantor hereby revokes any and all prior proxies or powers of attorney granted with respect to any Covered Shares and agrees not to grant any subsequent proxy or power of attorney, or enter into any voting agreement, voting trust or similar arrangement, with respect to any Covered Shares that is inconsistent with this Article II. Each Grantor shall, upon the request of FFGP, execute and deliver such further proxies and instruments as FFGP may reasonably request to give effect to the Proxy. Notwithstanding the foregoing, the Proxy shall be subject to, and FFGP shall vote the applicable Covered Shares in a manner consistent with the obligations of the applicable Group Member under, any voting and support agreement entered into by any Group Member with the Company in connection with the Proposed Transaction. In furtherance of the foregoing, if for any reason (including any determination that the Proxy is invalid, unenforceable or revocable, any revocation or purported revocation of the Proxy, or any refusal by the Company, its inspector of elections or any other Person to recognize the Proxy) FFGP is unable to vote or otherwise exercise the voting, consent or similar rights with respect to any Covered Shares pursuant to the Proxy, then each Grantor shall, and shall cause its Affiliates to, at every meeting of the stockholders of the Company (and at every adjournment or postponement thereof) and in every written consent in lieu of a meeting, (i) appear at such meeting or otherwise cause such Covered Shares to be counted as present for purposes of establishing a quorum, and (ii) vote (or cause to be voted), or deliver a written consent with respect to, such Covered Shares in the manner directed in writing by FFGP. The Parties intend that this Article II constitute a voting agreement among stockholders of the Company within the meaning of Section 218(c) of the DGCL, which shall be specifically enforceable in accordance with Section 9.8, independently of and in addition to the Proxy. Notwithstanding anything to the contrary in this Agreement, if the Closing (as defined below) has not occurred on or prior to the Outside Date (as defined below), any Grantor may revoke the Proxy with respect to its Covered Shares at any time thereafter by written notice to FFGP and the Company.

Section 2.3 Retained Rights. Except for the voting, consent and similar rights granted to FFGP pursuant to this Article II, each Grantor shall retain all rights of ownership in its Covered Shares, including the right to receive dividends and distributions thereon. Nothing in this Agreement shall be construed as transferring to FFGP any economic interest in the Covered Shares of any other Group Member.

Section 2.4 Transfers of Covered Shares.

(a) No Grantor shall Transfer any Covered Shares to any of its Affiliates, or to any other Person that is Controlled by or under common Control with any Group Member, unless such transferee shall have first executed and delivered to the Company and FFGP a joinder agreement substantially in the form of Exhibit A, pursuant to which such transferee agrees to be bound by this Agreement as a Grantor, whereupon such transferee shall be deemed a Group Member for all purposes of this Agreement.

(b) Upon the consummation of a bona fide Transfer of Covered Shares by a Grantor to a Person that is not a Group Member or an Affiliate of a Group Member, the Proxy shall automatically terminate solely with respect to the Covered Shares so Transferred. Any pledge, hypothecation or grant of a security interest in any Covered Shares shall not terminate the Proxy with respect to such Covered Shares unless and until the pledgee forecloses upon or otherwise acquires title to such Covered Shares.

Section 2.5 Company Acknowledgment. The Company hereby (a) acknowledges receipt of the Proxy and shall record and give effect to the Proxy in accordance with its terms, including by causing its inspector of elections to recognize FFGP as the Person entitled to vote the Covered Shares at any meeting of stockholders and in any written consent; (b) irrevocably waives, and agrees not to assert, any right under any agreement (including the Securities Purchase Agreements), the Company Organizational Documents or otherwise to restrict any Group Member from granting the Proxy or from entering into any voting agreement or granting any voting proxy to FFGP; and (c) agrees that any holder of Company securities may grant a voting proxy to, or enter into a voting agreement with, FFGP on any terms, and the Company shall take all such further action as may be necessary to give full effect to the foregoing.

Section 2.6 Securities Law Filings. The Group Members acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Each Group Member shall (a) cooperate in good faith in the preparation and timely filing of any Schedule 13D (or amendment thereto), Form 3, Form 4 or other filing required under the Exchange Act as a result of this Agreement, and (b) remain solely responsible for the accuracy of the information concerning itself contained in any such filing. The Company shall provide such information and assistance as the Group Members may reasonably request in connection therewith.

Section 2.7 Controlled Company. The Parties acknowledge that, as a result of the Proxy, FFGP holds more than fifty percent (50%) of the voting power for the election of Directors and the Company qualifies as a “controlled company” within the meaning of the rules of the Trading Market. Upon the written request of the Lead Investor, the Company shall elect to rely on, and shall make all disclosures necessary to avail itself of, any or all “controlled company” exemptions available under the rules of the Trading Market, and shall not cease to rely on any such exemption without the prior written consent of the Lead Investor.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Board Size. In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the Company Organizational Documents, and notwithstanding any other provision of this Agreement, for so long as this Agreement is in effect, the Total Number of Directors shall be established and remain at seven (7) (except as specifically provided in Section 3.5 in connection with a Designee Board Expansion), and any increase or decrease in the Total Number of Directors shall require the prior written consent of the Lead Investor, delivered in accordance with Section 9.2. It shall be reasonable for the Lead Investor to withhold its consent to any change in the size of the Board that would result in a decrease in the proportion of the Total Number of Directors that are Investor Designees, and it shall not be unreasonable for the Lead Investor to condition any consent to an increase in the size of the Board on a commensurate increase in the number of Investor Designees that the Lead Investor is entitled to designate hereunder, such that the percentage of the Total Number of Directors that are Investor Designees shall not be reduced following such increase. Within sixty (60) days after the Amendment Effective Date, the Company shall take all Necessary Action to amend its bylaws to reflect this Section 3.1.

Section 3.2 Designation Rights.

(a) Majority Designees. Until the first date on which the Group Members have ceased to Beneficially Own, in the aggregate, a number of Group Shares at least equal to the Minimum Share Amount for at least three hundred sixty-five (365) consecutive days (such period, the “Majority Designation Period”), the Lead Investor shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board (and, as applicable, the Nominating and Corporate Governance Committee) and any individuals appointed to the Board shall include, four (4) Investor Designees and, in any event, a number of Investor Designees that constitutes a majority of the Total Number of Directors.

(b) Proportional Designees. Following the expiration of the Majority Designation Period and for the remainder of the term of this Agreement, the Lead Investor shall continue to have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by the Board shall include, a number of Investor Designees not less than the product of the Total Number of Directors multiplied by the Group Voting Percentage (rounding up to the next whole Director) and, in any event, not less than one (1).

(c) Financing Facilitation Transactions. In the event that the Group Members cease to Beneficially Own a number of Group Shares at least equal to the Minimum Share Amount as a result of a transaction entered into by any Group Member to facilitate a financing of the Company or any Group Member (including (x) the implementation or enforcement of a pledge of shares of Common Stock granted by any Group Member in favor of an investor in, or lender to, the Company or such Group Member or (y) the sale of Common Stock by any Group Member to raise cash to pay amounts owed under a guarantee entered into for the benefit of the Company) (a “Financing Facilitation Transaction”), the Group Members shall nonetheless be deemed to continue to hold the Minimum Share Amount until the Group Members dispose of further shares in a transaction (other than a Financing Facilitation Transaction) following which the Group Members do not Beneficially Own a number of Group Shares at least equal to the Minimum Share Amount. For the avoidance of doubt, any reduction in the Group Voting Percentage resulting solely from the issuance of securities by the Company shall not affect the Majority Designation Period, which is determined solely by reference to the Minimum Share Amount.

(d) Chairperson. During the Majority Designation Period, one (1) Investor Designee, as selected by the Lead Investor from time to time, shall serve as Chairperson, and the Company shall take all Necessary Action to cause such Investor Designee to be so appointed and maintained.

Section 3.3 Independent Directors. No Investor Designee shall be required to qualify as an Independent Director, and officers, employees and other Affiliates of any Group Member shall be eligible to serve as Investor Designees. The Company shall cause the Board at all times to include a sufficient number of Independent Directors to comply with the applicable listing standards of the Trading Market (taking into account any “controlled company” exemption on which the Company relies pursuant to Section 2.7), and for such purpose (a) the Lead Investor shall inform the Company, at the time of each designation, whether it wishes any Investor Designee to be considered an Independent Director, and (b) the Company shall be responsible for identifying, nominating and appointing, from among the Directors that are not Investor Designees, such number of additional Independent Directors as is required to so comply, in each case without reducing the number of Investor Designees the Lead Investor is entitled to designate hereunder. Except as set forth in the immediately preceding sentence, the Company shall not take into account whether any Investor Designee would qualify as an Independent Director in determining whether to approve, nominate or appoint any Investor Designee.

Section 3.4 Review of Investor Designees.

(a) The appointment or nomination for election to the Board of any Investor Designee shall be subject solely to the prior reasonable verification and/or reasonable approval of the Nominating and Corporate Governance Committee (and no other verifications or approvals) that (A) such nominee’s criminal background check is reasonably satisfactory (it being understood that a criminal background check that identifies no criminal convictions or pending criminal prosecution (excluding traffic violations and other de minimis convictions and prosecutions) or SEC lawsuits against such nominee shall in all circumstances be reasonably satisfactory) and (B) Independent Legal Counsel specifically engaged for purposes of making such determination has not advised the Company in writing that (1) the service of such nominee on the Board would likely violate any Law applicable to the Company or cause the Company to cease to qualify for any material securities law exemption of which it then avails itself (e.g., due to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) promulgated under the Securities Act of 1933, as amended) ((A) and (B), the “Criteria”). In assessing whether a proposed Investor Designee satisfies the Criteria, the Company shall not subject such proposed Investor Designee to any more burdensome informational requests or other processes than those it would use in assessing whether a non-Investor Designee director candidate of similar background and qualifications satisfies the same Criteria (it being understood that it shall be reasonable for the Nominating and Corporate Governance Committee to request (x) customary written questionnaires that are the same in form and substance as those used for director candidates that are not Investor Designees, (y) the completion of a criminal background check customary in form and scope and (z) such other customary information as it may reasonably request in good faith).

(b) Upon determining to designate an Investor Designee, the Lead Investor shall notify the Company in writing of the identity of such proposed Investor Designee, and reasonably promptly thereafter (and in any event within fifteen (15) Business Days after delivery of such notice, which period shall toll only for any period of time during which the proposed Investor Designee has been requested to provide, but has not provided, information reasonably necessary to assess whether the Criteria have been satisfied), the Nominating and Corporate Governance Committee shall notify the Lead Investor in writing whether it has approved or disapproved of such proposed Investor Designee (the “Approval/Disapproval Notice”). If the Nominating and Corporate Governance Committee fails to timely deliver an Approval/Disapproval Notice, the proposed Investor Designee shall be conclusively and finally deemed to have been approved. If the Nominating and Corporate Governance Committee disapproves of a proposed Investor Designee, the Approval/Disapproval Notice shall specify the Criteria on which such disapproval is based and the specific reasons for which the Nominating and Corporate Governance Committee believes such Criteria are not satisfied (which shall, in the case of any disapproval based on clause (B) of the definition of “Criteria”, attach a reasonably detailed summary, on the letterhead of the Independent Legal Counsel, of the legal advice of the Independent Legal Counsel referred to therein, including the reasons therefor). In the event of any such disapproval, the Lead Investor shall have the right to name a different person as a replacement designee, without prejudice to the Lead Investor’s right to dispute whether the Nominating and Corporate Governance Committee has permissibly disapproved of the originally proposed Investor Designee. Following approval or deemed approval, the Board shall appoint or nominate such Investor Designee, as applicable, within five (5) Business Days.

Section 3.5 Non-Elected Designees. In the event that any Investor Designee designated by the Lead Investor to stand for election (or re-election) at a meeting of the Company’s stockholders is, for any reason, not elected to serve on the Board at such meeting (any such person, a “Non-Elected Designee”), the Company shall, if the Lead Investor so requests in writing, promptly expand the size of the Board by a number of seats equal to the number of Non-Elected Designees (a “Designee Board Expansion”), and the Lead Investor shall have the exclusive right to fill the vacancy or vacancies created by such Designee Board Expansion with new Investor Designees in accordance with Section 3.4, which new Investor Designees shall be appointed to the Board by the Board promptly following their approval or deemed approval. Immediately prior to (and effective as of) the first meeting of the Company’s stockholders following such Designee Board Expansion, the Board shall cause the size of the Board to be decreased back to seven (7).

Section 3.6 Removal and Replacement; Vacancies.

(a) Removal. The Lead Investor has the right, at any time and from time to time, with or without cause, to remove any Investor Designee, and the Lead Investor has the exclusive right, but not the obligation, to designate a replacement Investor Designee to fill any vacancy so created. To the extent that an Investor Designee does not immediately resign upon the Lead Investor delivering to the Company a notice that the Lead Investor is exercising its right to remove such Investor Designee, the Company shall fully cooperate with the Lead Investor in all respects to cause the prompt removal of such Investor Designee, including by:

(i) immediately removing such Investor Designee from any Board committee membership, Board leadership position (including as Chairperson) and any other position held at the Company or any of its Subsidiaries;

(ii) as promptly as reasonably practicable calling, setting a record date and meeting date for, and holding a special meeting of stockholders for purposes of removing such Investor Designee, it being understood that (A) the Company shall (1) commence a Rule 14a-13 compliant broker search for such meeting within five (5) Business Days after the date of delivery of the Lead Investor’s removal notice and (2) file its preliminary proxy statement in respect of such meeting within ten (10) Business Days after the date of delivery of such removal notice and diligently and expeditiously pursue clearance of any SEC comments with full transparency to the Lead Investor, and (B) unless prohibited by Law, such meeting shall in all circumstances be held within sixty (60) calendar days after the date of delivery of such removal notice, subject to extension solely as reasonably required to clear any SEC comments, provided that the Company is actively and diligently pursuing clearance of such comments;

(iii) to the extent permitted by the Company Organizational Documents and applicable Law, giving effect to any written consent of stockholders delivered by the Lead Investor effecting such removal and the election of the replacement Investor Designee, in lieu of a meeting; and

(iv) causing such Investor Designee not to be reappointed to the Board or nominated, recommended or supported in any way by the Board for re-election at any meeting of the Company’s stockholders (or written consent in lieu thereof).

(b) Vacancies. In the event that a vacancy is created at any time by the death, disability, retirement, removal, failure to be elected or resignation of any Investor Designee or for any other reason (including as a result of a Designee Board Expansion), any individual nominated or appointed by or at the direction of the Board or the Nominating and Corporate Governance Committee to fill such vacancy shall be, and the Company shall take all Necessary Action to cause such vacancy to be filled (including by appointment by the Board) as soon as possible by, a new Investor Designee designated by the Lead Investor who satisfies the Criteria. The Company shall not present to its stockholders, and the Board shall not appoint, any nominee not chosen by the Lead Investor to fill any vacancy created by the removal, resignation or departure of any Investor Designee.

(c) Subsequent Events. In the event that during the term of Board service of any Investor Designee there occurs any new fact or circumstance that would have resulted in such Investor Designee not satisfying clause (A) or (based on the written advice of Independent Legal Counsel, a reasonably detailed summary of which, including the reasons therefor, shall be provided to the Lead Investor on the letterhead of the Independent Legal Counsel) clause (B) of the definition of “Criteria” had such fact or circumstance existed prior to such Investor Designee’s most recent appointment or nomination, then (x) if the Company so requests in writing, the Lead Investor shall use commercially reasonable efforts to cause such Investor Designee to resign from the Board (it being understood that the Lead Investor shall have no liability if such Investor Designee refuses to resign) and (y) the Company may call a meeting of stockholders for purposes of voting on the removal of such Investor Designee; provided that the Company shall also include at such meeting a vote on the Lead Investor’s proposed replacement Investor Designee to the extent requested by the Lead Investor.

(d) Time of the Essence. The Parties expressly agree that time is of the essence in effecting the removal and replacement of any Investor Designee that the Lead Investor has determined to remove and/or replace pursuant to this Section 3.6.

(e) Pre-Signed Resignation and Reassignment Letters. As a condition to the appointment, nomination or election of any Investor Designee to the Board, such Investor Designee shall execute and deliver to the Lead Investor an undated, pre-signed letter of resignation and reassignment, in form and substance satisfactory to the Lead Investor, providing for such Investor Designee’s resignation from the Board and each committee thereof and from any other position held at the Company or any of its Subsidiaries, or such Investor Designee’s reassignment, as applicable. The Lead Investor may, in its sole discretion, date and deliver any such letter to the Company at any time in connection with the removal, replacement or reassignment of such Investor Designee pursuant to this Section 3.6, whereupon such resignation or reassignment shall become effective automatically without any further action by any Person. Each Investor Designee serving on the Board as of the Amendment Effective Date shall execute and deliver such a letter to the Lead Investor within ten (10) Business Days after the Amendment Effective Date.

Section 3.7 Nomination and Support. The Company shall, to the fullest extent permitted by Law and subject only to Section 3.4, take all Necessary Action to (a) include each Investor Designee in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing Directors (or consent in lieu of meeting), (b) include each Investor Designee in the proxy statement prepared by management of the Company with respect to the election of Directors and at every adjournment or postponement thereof, and (c) support each Investor Designee for election to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees, including by soliciting proxies in favor of the election of each Investor Designee. Except in accordance with Section 3.6, the Company shall not submit to its stockholders any resolution that would result in the removal of an Investor Designee and, in the event that a stockholder proposal is submitted that could result in the removal of an Investor Designee, the Company shall take all Necessary Action to oppose such resolution, including evaluating whether such proposal was properly and duly submitted and soliciting proxies against it.

Section 3.8 Committees. For so long as this Agreement is in effect, the Company shall take all Necessary Action to cause to be appointed to each committee of the Board a number of Investor Designees such that the number of Investor Designees serving on each such committee is proportionate (rounding up to the next whole Director) to the number of Directors that the Lead Investor is entitled to designate to the Board (as compared to the Total Number of Directors), and in any event not less than one (1) Investor Designee on each committee, in each case to the extent such Investor Designees are permitted to serve on such committees under the applicable rules and regulations of the SEC and the Trading Market (after giving effect to any “controlled company” exemption on which the Company relies). The Lead Investor shall not be required to have Investor Designees represented on any committee, and any failure to exercise such right in a prior period shall not constitute a waiver of such right in a subsequent period. The Board shall not establish any committee, or delegate any authority to any committee, for the purpose or with the effect of circumventing the rights of the Lead Investor or the Investor Designees hereunder.

Section 3.9 Rights of Investor Designees.

(a) Compensation and Expenses. Except to the extent the Lead Investor may otherwise notify the Company, each Investor Designee that is not an employee of the Company or any of its Subsidiaries shall be entitled to compensation consistent with the compensation received by other non-employee Directors, and the Company shall pay the reasonable and documented out-of-pocket expenses incurred by each Investor Designee in connection with his or her service to the Company.

(b) Indemnification and Insurance. Each Investor Designee shall be entitled to the same rights and privileges as all other Directors. The Company shall indemnify, exculpate and advance expenses to each Investor Designee (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and shall provide each Investor Designee with directors’ and officers’ liability insurance coverage reasonably satisfactory to the Lead Investor, in each case to the same extent as it does for the other Directors. The Company hereby agrees that it is the indemnitor of first resort with respect to each Investor Designee (i.e., its and its insurers’ obligations are primary, and any obligation of any Group Member or its Affiliates or their insurers to indemnify or advance expenses to such Investor Designee is secondary and excess), and each Group Member shall be an express third-party beneficiary of this Section 3.9(b).

(c) Information Sharing. Each Investor Designee shall have the right to communicate and share information with the Lead Investor without any prior Board or other Company approval, to the extent not prohibited by Delaware law (and irrespective of any Company policy or organizational document to the contrary); provided that (i) no material non-public information shall be shared with the Lead Investor unless the Lead Investor shall have agreed to keep such information confidential, and (ii) the Board may restrict Investor Designees from sharing information that relates to a matter in which a Group Member or its Affiliate is adverse to the Company.

(d) Corporate Opportunities. Subject to applicable Law, no Investor Designee shall be obligated to present to the Company any particular business opportunity that he or she becomes aware of by virtue of his or her position as a director, officer, employee or member of any Group Member or any of its Affiliates.

Section 3.10 Non-Waiver; Information. Any election by the Lead Investor not to exercise (in whole or in part) the right to designate one or more Investor Designees shall not constitute a permanent waiver or relinquishment of such right, and the Company shall have no right to fill any such undesignated seat. The Lead Investor shall use reasonable best efforts to cause the Investor Designees to timely provide the Company with accurate and complete information relating to the Group Members and the Investor Designees that may be required to be disclosed by the Company under the Securities Act or the Exchange Act.

Section 3.11 Organizational Documents. The Company shall not, and shall not recommend to its stockholders or the Board, adopt or approve any amendment to the Company Organizational Documents that would alter or modify in an adverse manner any of the rights of the Lead Investor or the Group Members under this Agreement without the prior written approval of the Lead Investor. At the request of the Lead Investor, the Company shall take all Necessary Action to amend the Company Organizational Documents to reflect the rights of the Lead Investor under this Agreement, including (a) to fix the Total Number of Directors in accordance with Section 3.1, (b) to permit the Lead Investor to designate, remove and replace Investor Designees, and the stockholders to act, by written consent, and (c) to reflect the Board approval requirements set forth in Article IV. The Company shall take all actions within its power to cause the composition and powers of the Board and its committees to at all times satisfy the requirements of applicable Law, this Agreement and the Company Organizational Documents.

ARTICLE IV

MANAGEMENT AND OPERATIONAL MATTERS

Section 4.1 Key Officers. For so long as the Lead Investor is entitled to designate at least one (1) Investor Designee pursuant to Section 3.2, the appointment, removal or replacement of, and any material change to the title, authority, reporting line or compensation of, the Chairperson and the Chief Executive Officer (including any Co-Chief Executive Officer) (each, a “Key Officer”) shall be a matter reserved exclusively to the full Board, shall not be delegated to any committee of the Board or to any officer of the Company, and shall require the affirmative vote of a majority of the Investor Designees then serving on the Board.

ARTICLE V

ANTI-DILUTION PROTECTIONS

Section 5.1 Consent Rights. From the Amendment Effective Date until the expiration of the Majority Designation Period (the “Consent Period”), the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the prior written consent of the Lead Investor:

(a) issue, sell or agree to issue or sell any shares of Common Stock or Common Stock Equivalents in any single transaction or series of related transactions (and aggregating all issuances within any rolling twelve (12) month period) representing, on an as-converted basis, fifteen percent (15%) or more of the shares of Common Stock outstanding immediately prior to the first such issuance, other than Excluded Issuances described in Section 5.4(a), Section 5.4(b) and Section 5.4(d);

(b) enter into any transaction or series of related transactions that would require a stockholder vote under Nasdaq Listing Rule 5635 (without giving effect to Nasdaq Listing Rule 5635(f));

(c) issue, sell or agree to issue or sell any shares of Common Stock or Common Stock Equivalents at an effective price per share (including any conversion, exercise or exchange price, and after giving effect to any discount, fee, warrant coverage, price reset, variable pricing or similar feature) that is less than the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) measured as of the date of execution of the binding agreement with respect to such issuance;

(d) authorize, create, designate or issue any class or series of capital stock (or any security convertible into or exercisable for any such class or series) ranking senior to or pari passu with the Series B Preferred Stock with respect to dividends, distributions, liquidation preference, redemption or voting rights, or amend the certificate of designation of the Series B Preferred Stock;

(e) adopt any stockholder rights plan, “poison pill” or similar arrangement, or take any action that would cause Section 203 of the DGCL (or any similar anti-takeover Law) to apply to any Group Member or any transaction contemplated hereby; or

(f) adopt any new equity incentive plan or increase the number of shares reserved under any existing equity incentive plan by more than ten percent (10%) of the outstanding Common Stock in any fiscal year.

Section 5.2 Participation in Future Financings.

(a) During the Majority Designation Period, upon any issuance by the Company or any of its Subsidiaries of Common Stock, Common Stock Equivalents or indebtedness, or any combination or units thereof (a “Subsequent Financing”), the Lead Investor (directly or through any Group Member or Affiliate designated by it) shall have the right to participate in such Subsequent Financing up to an amount equal to the greater of (i) the Group Voting Percentage as of the date of closing of such Subsequent Financing and (ii) such amount as is necessary to maintain the Group Shares at not less than the Minimum Share Amount, in each case on the same terms, conditions and price provided for in the Subsequent Financing.

(b) At least twenty (20) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to the Lead Investor a written notice of its intention to effect a Subsequent Financing (a “Pre-Notice”), which Pre-Notice shall ask the Lead Investor if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of the Lead Investor, the Company shall promptly, but no later than five Trading Day after such request, deliver a Subsequent Financing Notice to the Lead Investor, which shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected, and shall attach a term sheet or similar document relating thereto.

(c) The Lead Investor must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fifteenth (15th) Trading Day after the Lead Investor has received the Pre-Notice that it is willing to participate in the Subsequent Financing and the amount of its participation. If the Company receives no such notice by such time, the Lead Investor shall be deemed to have elected not to participate in such Subsequent Financing (without prejudice to its rights under Sections 5.1 and 5.3).

(d) The Company must provide the Lead Investor with a second Subsequent Financing Notice, and the Lead Investor will again have the right of participation set forth in this Section 5.2, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth therein within thirty (30) Trading Days after the date of the initial Subsequent Financing Notice.

(e) If the Lead Investor elects to participate in a Subsequent Financing, the transaction documents related thereto shall not include any term or provision whereby any Group Member shall be required to agree to any restrictions on trading as to any securities of the Company or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of the Lead Investor.

(f) Unless otherwise agreed by the Lead Investor, the Company shall either confirm in writing to the Lead Investor that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner that no Group Member will be in possession of any material, non-public information, by the tenth (10th) Trading Day following delivery of the Subsequent Financing Notice. If by such tenth (10th) Trading Day no such public disclosure has been made and no such notice of abandonment has been received, such transaction shall be deemed to have been abandoned and no Group Member shall be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

Section 5.3 Top-Up Right. In addition to, and not in limitation of, Section 5.2, during the Majority Designation Period and upon any issuance by the Company of Common Stock or Common Stock Equivalents (including any Excluded Issuance) that results in a reduction of the Group Voting Percentage, the Lead Investor (directly or through any Group Member or Affiliate designated by it) shall have the right (the “Top-Up Right”) to purchase from the Company such number of shares of Common Stock (or, at the Lead Investor’s election, Common Stock Equivalents having substantially the same terms as the securities so issued) as is necessary to restore the Group Voting Percentage to the Group Voting Percentage in effect immediately prior to such issuance, at a price per share equal to (i) in the case of an issuance for cash, the price per share at which such securities were issued, and (ii) in the case of any other issuance (including any Excluded Issuance), the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) as of the date of such issuance. The Company shall notify the Lead Investor in writing of any such issuance within five (5) Business Days thereafter (or, in the case of issuances pursuant to Section 5.4(a) or Section 5.4(b), within five (5) Business Days after the end of each fiscal quarter with respect to all such issuances during such quarter), and the Lead Investor may exercise the Top-Up Right by written notice delivered within twenty (20) Trading Days after receipt of such notice. The closing of any purchase pursuant to the Top-Up Right shall occur within ten (10) Business Days after such exercise notice (subject to extension for any required regulatory or stockholder approval, which the Company shall use reasonable best efforts to obtain as promptly as practicable).

Section 5.4 Excluded Issuances. Section 5.2 (but not Section 5.3 and, except as expressly provided therein, not Section 5.1) shall not apply in respect of the following issuances (each, an “Excluded Issuance”):

(a) shares of Common Stock or options to employees, officers, directors or consultants of the Company pursuant to any equity incentive plan of the Company approved by the Board (including the affirmative vote of a majority of the Investor Designees), within the limits set forth in Section 5.1(f);

(b) securities issued as consideration in a bona fide acquisition or strategic transaction with an operating company (or the owner of an asset) in a business synergistic with the business of the Company, provided that (i) such transaction is approved by the Board, including the affirmative vote of a majority of the Investor Designees, (ii) the securities issued in such transaction and all other transactions under this clause (c) in the preceding twelve (12) months do not exceed, in the aggregate, five percent (5%) of the outstanding Common Stock (on an as-converted basis), and (iii) such transaction is not one in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and

(d) securities issued to FFAI or any of its Affiliates as consideration in the Proposed Transaction (including the Purchaser Stock Consideration (as defined in the Transaction Agreement) and any shares of Common Stock issued upon conversion thereof) and any Special Stock Dividend (as defined in the Transaction Agreement).

Section 5.5 Listing Rule Compliance. To the extent any purchase by a Group Member pursuant to Section 5.2 or Section 5.3 requires the approval of the Company’s stockholders under the rules of the Trading Market, the Company shall promptly (and in any event within sixty (60) days) call a meeting of its stockholders to obtain such approval, the Board shall recommend that stockholders approve such issuance and the Company shall solicit proxies in favor thereof; and pending such approval, the Company shall issue to the applicable Group Member the maximum number of securities that may be issued without such approval, with the balance issued promptly following receipt of such approval.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 No Circumvention. To the fullest extent permitted by Law, the Company shall not, directly or indirectly, take any action (including any amendment to the Company Organizational Documents, any reorganization, recapitalization, reclassification, merger, conversion, domestication, transfer of assets to a Subsidiary, creation or delegation of authority to any committee, or issuance of securities) that is intended to, or would reasonably be expected to, result in the Lead Investor or any Group Member being deprived of, or impair the exercise or benefit of, the rights contemplated by this Agreement.

Section 6.2 Pledges. Upon the written request of any Group Member to pledge, hypothecate or grant security interests in any or all of its shares of Common Stock or other securities of the Company, including to banks or financial institutions as collateral for loans, advances or extensions of credit, the Company shall cooperate with such Group Member in taking any action reasonably necessary to consummate any such pledge, hypothecation or grant, including delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders and, subject to applicable Law, instructing the transfer agent to transfer any such shares into the facilities of The Depository Trust Company without restrictive legends.

Section 6.3 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any material portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Group Member will receive equity interests in any such NewCo as part of such separation, the Company shall cause each such NewCo, as a condition to such separation, to enter into an agreement with the Lead Investor and the applicable Group Members that provides them with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement.

Section 6.4 Regulatory Challenge. In the event that the Company’s compliance with any provision of this Agreement is questioned or challenged by a Governmental Authority of competent jurisdiction or by the Trading Market, the Company shall promptly notify the Lead Investor of such questioning or challenge and thereafter shall, in consultation and cooperation with the Lead Investor, use reasonable best efforts to take or cause to be taken all such actions, and do or cause to be done all such things, as shall be required, necessary, proper or advisable to give full effect to the intent of the Parties as set forth herein (including by explaining the Company’s position and/or initiating or defending any legal proceeding). The Lead Investor shall be entitled to participate, at its own expense, in all legal proceedings and other interactions with any Governmental Authority or the Trading Market related to this Section 6.4, and shall be entitled to review and advise on any documents or materials to be submitted in connection therewith. If, notwithstanding the foregoing and after having exhausted all available appeals, the Company is compelled by applicable Law to amend any provision of this Agreement in order to comply therewith, the Parties shall reasonably cooperate to so amend such provision, but only to the minimum extent required and while preserving, to the maximum extent possible, the intent of the Parties as set forth herein.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Mutual Representations. Each Party represents and warrants to each other Party that: (a) if such Party is an entity, it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and if such Party is an individual, he has full legal capacity to enter into this Agreement; (b) it has the full right, power and authority to enter into and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate, limited liability company or other action; (c) this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms; and (d) its execution, delivery and performance of this Agreement will not violate any applicable Law, its organizational documents (if applicable), or any agreement to which it is a party or by which it or its securities are bound.

Section 7.2 Representations of the Company. The Company represents and warrants to the Lead Investor and each other Group Member that: (a) the Board, including a majority of its disinterested Directors, has approved this Agreement and the transactions contemplated hereby (including the grant of the Proxy and the acquisition by FFGP of voting power over the Covered Shares) for all purposes of Section 203 of the DGCL, such that the restrictions of Section 203 of the DGCL do not and will not apply to any Group Member or any such transaction; (b) no stockholder rights plan, “poison pill” or similar arrangement is in effect with respect to the Company; (c) the Company has not granted any Person any right that conflicts with the rights granted to the Lead Investor hereunder.

Section 7.3 Representations of the Group Members. Each Group Member, severally and not jointly, represents and warrants to the Company and each other Party that (a) Schedule A sets forth a true and complete list of all securities of the Company owned of record or Beneficially Owned by such Group Member as of the Signing Date; (b) such Group Member has sole voting power (except as granted hereunder) over its Covered Shares, and its Covered Shares are free and clear of any proxy, voting trust or voting agreement other than this Agreement and any voting and support agreement entered into in connection with the Proposed Transaction; and (c) in the case of FFAI, the execution, delivery and performance of this Agreement have been approved by its board of directors and by its audit committee (or other committee of independent and disinterested directors) in accordance with its related party transaction policy and applicable Law.

Section 7.4 Disclaimer. Except as expressly set forth in this Agreement, no Party makes any representation or warranty, express or implied.

ARTICLE VIII

EFFECTIVENESS; TERM AND TERMINATION

Section 8.1 Conditions to Effectiveness. This Agreement (other than Section 7.1, this Article VIII and Article IX, which shall be effective as of the Signing Date) shall become effective automatically, without any further action by any Party, at the time at which all of the following conditions have been satisfied (such time, the “Amendment Effective Date”): (a) the definitive agreement for the Proposed Transaction shall have been duly executed and delivered and the Closing shall have occurred; (b) this Agreement shall have been approved by the Board; (c) this Agreement shall have been approved by the board of directors of FFAI; and (d) this Agreement shall have been approved by the managing member or board of managers of FFGP (or its equivalent governing body). Until the Amendment Effective Date, the Original Agreement shall remain in full force and effect in accordance with its terms. If the closing of the Proposed Transaction (the “Closing”) has not occurred on or prior to the date that is one hundred eighty (180) days after the Signing Date (the “Outside Date”), then (i) this agreement shall be terminated automatically and (ii) the Original Agreement shall continue in full force and effect in accordance with its terms, with FFAI as the Lead Investor thereunder.

Section 8.2 Term. The term of this Agreement is ninety-nine (99) years from the Amendment Effective Date, subject to Section 8.1. The rights of the Lead Investor under each provision hereof shall continue for the period specified in such provision (or, if no period is specified, for the term of this Agreement).

Section 8.3 Termination. This Agreement may be terminated (a) by the Lead Investor, in its sole discretion, upon five (5) days’ written notice of termination to the Company and the other Group Members, or (b) by the mutual written agreement of the Company and the Lead Investor. The Company shall have no right to terminate this Agreement.

Section 8.4 Effect of Termination. Upon termination of this Agreement, the Proxy shall automatically terminate. Termination of this Agreement will not relieve any Party of its obligations hereunder accruing prior to such termination or of liability for any breach hereof prior to such termination. Article I and Article IX shall survive any termination of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Amendment and Restatement; Assignment of Lead Investor Rights. Subject to Section 8.1, effective as of the Amendment Effective Date, the Original Agreement is hereby amended and restated in its entirety by this Agreement. This Agreement shall not constitute a novation of the Original Agreement, and all rights and obligations of the parties thereto accrued prior to the Amendment Effective Date shall be preserved. FFAI hereby assigns, transfers and conveys to FFGP all of FFAI’s rights, title and interest as the “Lead Investor” under the Original Agreement, and FFGP hereby accepts such assignment and agrees to be bound by the obligations of the Lead Investor hereunder. The Company hereby consents to such assignment. Each Investor Designee serving on the Board as of the Amendment Effective Date shall be deemed to have been designated by FFGP as an Investor Designee hereunder. Any reference to the “Lead Investor” in the Securities Purchase Agreements or any other agreement entered into in connection with the Private Placement shall, to the extent relating to the rights set forth herein, be deemed to refer to FFGP.

Section 9.2 Notices. Any notice, designation, request, consent or approval required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by electronic mail or sent by reputable overnight courier service (charges prepaid) to the addresses set forth on the signature pages hereto (or to such other address as a Party may designate by prior written notice to the other Parties). Notices shall be deemed to have been given when delivered personally or sent by electronic mail during normal business hours of the recipient (and otherwise as of the immediately following Business Day), and one (1) Business Day after deposit with a reputable overnight courier service.

Section 9.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the Lead Investor; provided that any amendment to Article II, or any amendment that would disproportionately and adversely affect any Group Member (other than the Lead Investor) relative to the other Group Members, shall additionally require the written consent of such Group Member. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof. No waiver shall be effective unless it is in writing and signed by the Party against whom it is asserted.

Section 9.4 Assignment. This Agreement may not be assigned by the Company (by operation of Law, merger or otherwise) without the prior written consent of the Lead Investor, and any attempted assignment without such consent shall be null and void. The Lead Investor may assign any or all of its rights hereunder, without the consent of any other Party, to any of its Affiliates or to any other Group Member, and following such assignment such assignee shall be deemed to be the Lead Investor for all purposes hereof. This Agreement shall inure to the benefit of and be binding on the Parties and their respective heirs, successors and permitted assigns.

Section 9.5 Third Parties. Except as provided in Section 3.9(b), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third-party beneficiary hereto.

Section 9.6 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Section 9.7 Jurisdiction; Waiver of Jury Trial. Each Party hereby (a) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement (including any action under Section 225 or Section 211 of the DGCL relating to the composition of the Board or the conduct of any meeting of stockholders) shall exclusively be brought in and heard and determined by the Court of Chancery of the State of Delaware (or, solely if such court lacks subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware); (b) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts; (c) irrevocably waives any objection to the laying of venue in, and agrees not to plead or claim that any such court is an inconvenient forum or lacks personal jurisdiction over it; and (d) agrees that service of process in the manner provided for notices in Section 9.2 or in any other manner permitted by applicable Law shall be valid and sufficient. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 9.8 Specific Performance. Each Party acknowledges and agrees that in the event of any breach or threatened breach of this Agreement, the other Parties would be irreparably harmed and could not be made whole by monetary damages. Accordingly, each Party agrees to waive the defense in any action for specific performance that a remedy at law would be adequate, and agrees that the other Parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to seek an injunction or injunctions and to seek specific performance of the terms hereof, without the necessity of proving actual damages or posting any bond or other security.

Section 9.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto) sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto, including the Original Agreement (subject to Sections 8.1 and 9.1).

Section 9.10 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (b) as to such Person, circumstance or jurisdiction, such provision shall be reformed (pursuant to Section 6.4 in the circumstances in which Section 6.4 applies) to be valid and enforceable to the fullest extent permitted by Law so as to preserve, to the maximum extent possible, the intent of the Parties, and (c) the application of such provision to other Persons, circumstances or jurisdictions shall not be affected thereby.

Section 9.11 Conflict with Organizational Documents. In the event of a conflict between this Agreement and the Company Organizational Documents, the Company shall take all Necessary Action to amend the Company Organizational Documents to eliminate such conflict and, as among the Parties and to the fullest extent permitted by applicable Law, the provisions of this Agreement shall control.

Section 9.12 Further Assurances. The Parties shall sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

Section 9.13 Time is of the Essence. The Parties agree that time is of the essence in the performance of each of their obligations pursuant to this Agreement.

Section 9.14 Grant of Consent. Any vote, consent, approval, designation or other action of the Lead Investor hereunder shall be effective if notice thereof is provided by the Lead Investor in accordance with Section 9.2, and no consent or action of any other Group Member shall be required therefor except as expressly provided in Section 9.3.

Section 9.15 Headings. The headings and captions contained in this Agreement are included for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 9.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic mail (including .pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Lead Investor Agreement as of the date first written above.

COMPANY:

FF EAI ROBOTICS ECOSYSTEM INC.
(formerly known as AIxCrypto Holdings, Inc.)

By:	/s/ Jie Sheng
Name:	Jie Sheng
Title:	President
Address:	1990 Grand Ave, El Segundo, CA 90245
Email:	jay.sheng@aixcrypto.ai

LEAD INVESTOR:

FF GLOBAL PARTNERS LLC

By:	/s/ Jiawei Wang
Name:	Jiawei Wang
Title:	President
Address:	1990 Grand Ave, El Segundo, CA 90245
Email:	jerry.wang@ff.com

GROUP MEMBERS:

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Koti Meka
Name:	Koti Meka
Title:	Chief Financial Officer
Address:	1990 Grand Ave, El Segundo, CA 90245
Email:	koti.meka@ff.com

YUETING JIA

/s/ Yueting Jia
Name:	YUETING JIA
Address:	1990 Grand Ave, El Segundo, CA 90245
Email:	yt@ff.com

JIAWEI WANG

/s/ Jiawei Wang
Name:	JIAWEI WANG
Address:	1990 Grand Ave, El Segundo, CA 90245
Email:	jerry.wang@ff.com

[Signature Page to Amended and Restated Lead Investor Agreement]

SCHEDULE A

GROUP MEMBERS AND COVERED SHARES

(as of the Signing Date)

Group Member	Common Stock (record / beneficial)	Series B Preferred Stock (as-converted Common)	Other Common Stock Equivalents	% of Outstanding Common Stock
Faraday Future Intelligent Electric Inc.	[●]	[●]	[●]	[●]%
Yueting Jia	[●]	[●]	[●]	[●]%
Jiawei Wang	[●]	[●]	[●]	[●]%
FF Global Partners LLC	[●]	[●]	[●]	[●]%
Total (Group Shares)	[●]	[●]	[●]	[●]%

Minimum Share Amount: [●] shares of Common Stock (as-converted basis).

Outstanding Common Stock as of [●]: [●] shares.

EXHIBIT A

FORM OF JOINDER

The undersigned hereby acknowledges that it has received and reviewed a copy of the Amended and Restated Lead Investor Agreement, dated as of [●], 2026 (as amended from time to time, the “Agreement”), by and among FF EAI Robotics Ecosystem Inc., FF Global Partners LLC, Faraday Future Intelligent Electric Inc., Yueting Jia and Jiawei Wang. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

By executing this Joinder, the undersigned hereby (a) agrees to become a party to, and to be bound by and comply with all provisions of, the Agreement as a “Grantor” and a “Group Member” thereunder, (b) irrevocably constitutes and appoints FF Global Partners LLC as its proxy and attorney-in-fact with respect to all Covered Shares now or hereafter owned of record or Beneficially Owned by it, on the terms set forth in Article II of the Agreement, which proxy is coupled with an interest and irrevocable, and (c) makes, as of the date hereof, the representations and warranties set forth in Sections 7.1 and 7.3 of the Agreement.

This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware.

[NAME OF TRANSFEREE]

By:
Name:
Title:
Date:
Address / Email for Notices: